Exhibit 10.16

Integration and Purchase Agreement

This Integration and Purchase Agreement (hereinafter the “Agreement”) is entered into as of March 15, 2019 (the “Effective Date”), by and between SiTime Corporation, a Delaware corporation, having its principal place of business at 5451 Patrick Henry Drive, Santa Clara, California 95054, (“SiTime” or “Seller”) and MegaChips Corporation, a Japanese corporation, having its registered address at: 1-1-1, Miyahara, Yodogawa, Osaka 532-0003, Japan, (“MCC” or “Buyer”). Buyer and Seller each may be referred to individually as a “Party” or collectively as the “Parties.”

1	RECITALS

WHEREAS, Buyer is engaged in, among other things, the business of developing, designing, manufacturing and selling integrated circuits and wafers in the semiconductor marketplace;

WHEREAS, Seller is engaged in, among other things, the business of designing and manufacturing oscillators, timing chips, and MEMS resonators;

WHEREAS, Buyer desires to design, develop, and produce (a) product line(s) (as defined in Exhibit B) that incorporate Buyer’s CMOS die and SiTime’s MEMS Resonator (as defined in Exhibit A); and WHEREAS, the Parties desire to enter into an agreement whereby Seller will supply to Buyer (1) certain Resonators for use in Buyer’s products and (2) a license to use certain Circuits with the Resonator;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

2	Scope of Agreement

2.1

This Agreement applies solely to the supply of Seller’s MEMS resonator die product (the “Resonator”) as described in Exhibit A and a license to use Seller’s proprietary circuits (the “Circuits”) as described in Exhibit E with the Resonator. Additional Seller MEMS resonators may be added to this Agreement by applicable amendments executed by the Parties, setting forth any terms and conditions specific to such additional resonators. Consistent with the rights granted in Section 15.3, Buyer’s use of the Resonator, the Circuits, and corresponding documentation is limited solely to the integration of the Resonator, or the Resonator and the Circuits into Buyer’s product family as specified in Exhibit B. While the Resonator can be used with any of Buyer’s product under the conditions specified in Exhibit B, the Circuits can only be used in conjunction with a corresponding instance or instances of the Resonator. The Parties may subsequently agree to extend the terms and conditions of this Agreement to the supply of new resonator products and/or integration of the Resonator into other Buyer products by executing additional written amendments hereto, expressly setting forth such intent and any additional or unique terms and conditions.

3	Term of Agreement

3.1

This Agreement shall begin on the Effective Date and shall continue until March 15, 2025, unless terminated earlier in accordance with Section 17 (the “Initial Term”). After the initial term, this Agreement shall automatically renew until either Party decides to terminate the agreement for convenience as described in Section 17.1.

4	Exclusivity and Technology Access Fee

Section intentionally deleted.

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5	Non Recurring Expenses

Circuit License and Support Fee. Buyer shall pay a one-time lump sum integration license fee (the “Payment”) to SiTime in the amount of $200,000; provided, that SiTime shall deliver to Buyer the following deliverables by March 22, 2019:

a)	Top level database (item 1 in Exhibit E)

b)	Bandgap and level shifter high temp fix schematic (items 2 and 3 in Exhibit E)

c)	MHz PLL database (item 4 In Exhibit E)

The Payment is nonrefundable and shall be due within thirty (30) days of Buyer’s receipt of Seller’s invoice; provided, that Seller shall place an invoice therefore by March 29, 2019 JST.

The support provided to Buyer by Seller under this Agreement will be for Buyer’s test chip development as described in the scope of work in Exhibit D. Support outside the scope of this agreement will be invoiced by Seller to Buyer at a rate of $1,500 per man-day plus expenses; provided, that the total amount Buyer needs to pay for such support must be mutually confirmed before such invoicing by and between Buyer and Seller.

6	PRICING AND PAYMENTS

6.1

Accepted Pricing. During the Initial Term, all of Buyer’s Purchase Orders (as defined in Section 9.1) for Resonators that are accepted by Seller shall be billed at the prices set forth in the Exhibit A to this Agreement. During the Initial Term, Seller may negotiate new pricing in good faith triggered on a greater than 20% increase in Seller’s total cost.

6.2

Full Wafer Increments. Buyer acknowledges that Seller will ship Resonators to Buyer in full wafer increments, and therefore Buyer and Seller agree that Seller will deliver to Buyer a number of wafers with no less than the quantity of Resonators ordered by Buyer on a given Purchase Order (for clarity, SiTime shall deliver no more than one additional wafer beyond that necessary to meet the product quantity ordered by Buyer on a given Purchase Order). Buyer acknowledges and agrees that any excess Resonators so delivered shall be invoiced and paid for in accordance with this Section 6. Minimum order quantities are defined in Exhibit A.

6.3

Billings. All billings for any services in addition to those provided in Exhibit D provided under this Agreement will be at the price indicated on the Seller’s official quote, based on the fixed man-day rate specified in Section 5, and shall be paid for in accordance with this Section 6.

6.4

Taxes. Unless otherwise specified or required by law, all prices will be quoted and amounts billed exclusive of International duties, foreign taxes, US Federal, US State, and local excise, sales and similar taxes (“Taxes”). Any such Taxes imposed by any governmental authority on, or measured by, the transactions between Seller and Buyer shall be paid by Buyer in addition to the prices invoiced, except: (i) taxes on the net income or net worth of Seller (but excluding any withholding taxes), and (ii) Taxes for which Buyer has provided to Seller prior to shipment a certificate of exemption acceptable to both Seller and the appropriate taxing authority.

6.5

Payment. Term of payment shall be net thirty (30) days from the date Buyer receives Seller’s invoice. All payments by Buyer shall be made without deductions based on any taxes or withholdings. Seller reserves the right to require payment in advance or C.O.D (Cash On Delivery) and otherwise to modify credit terms based on the financial condition of the Buyer; provided, that the Parties shall agree in advance to the detailed condition for Seller actually executing such reserved right. The foregoing shall in no way limit an/ other remedy available to Seller.

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7	FORECAST

Starting in the Initial Term, Buyer shall provide Seller with a non-binding twelve (12) month rolling forecast, as a reference for Seller, of the Buyer’s projected monthly demand for Resonators (the “Forecast”). These Forecasts will be provided quarterly before first mass production start and monthly after first mass production start. These Forecasts are provided on a non-binding basis for planning purposes only and do not constitute any commitment to purchase or obligation to supply.

8	LEAD TIMES

The manufacturing lead time for Resonators is one hundred (100) days after the date of Seller’s acceptance of a Purchase Order (the “Lead Time”). Lead Time may increase if ordered quantities are significantly above the average of the preceding six months of Buyer’s Forecast.

9	PURCHASE ORDERS

9.1

General. Buyer shall purchase Resonators by issuing a written or electronic purchase order signed (or sent in the case of an electronic order) by an authorized representative of Buyer (a “Purchase Order”). All Purchase Orders are subject to approval and acceptance by Seller. Seller shall accept or reject such Purchase Orders within three (3) business days from receipt thereof. Any Purchase Order is deemed to be accepted by Seller unless Seller provides any rejection in writing to such Purchase Order within a three (3) business day period. Unless explicitly accepted by Seller in writing, all terms contained in Buyer’s purchase order that contradict or supplement the terms in this Agreement are hereby rejected.

9.2

Last Time Buy. Buyer may also submit a Purchase Order to Seller representing Buyer’s last time buy of Resonators from Seller as described in this Section 9.2 (“Last Time Buy Order”) upon Seller’s end-of-life of such Resonator or, if this Agreement is terminated under Section 17.1, upon the termination of this Agreement. Unless otherwise agreed to by both Buyer and Seller, the Last Time Buy Order s limited to the greater of (a) four (4) times the amount of Resonators actually purchased by Buyer in the quarter immediately preceding the submission of such Last Time Buy Order, or (b) the amount of Resonators actually purchased by Buyer in the twelve (12) months immediately preceding the date of submission of the Last Time Buy Order. Seller agrees that Buyer may place the Purchase Order for such Last Time Buy below MOQ.

(i)

If Seller elects to end-of-life or otherwise permanently cease selling Resonators and not make available to Buyer a reasonably suitable replacement product, then Seller shall as soon as reasonably possible, but in no event less than twelve (12) months before the end-of-life date, notify Buyer in writing and provide Buyer the opportunity to submit a Last Time Buy Order. Such Last Time Buy Order shall be placed at least five (5) months prior to the end-of-life date for delivery within the following twelve (12) months, or for such longer period as may be agreed in writing signed by the Parties.

(ii)

If either Party elects to terminate this Agreement under Section 17.1, Buyer may place Purchase Orders up to the date of termination and may also submit a Last Time Buy Order; provided that such Last Time Buy Order is submitted at least five (5) months prior to the date of termination of this Agreement for delivery within the twelve (12) months immediately following the effective termination date, or for such longer period as may be agreed in writing signed by the Parties.

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10	DELIVERY DATE

Delivery Dates (as defined below) will be set forth in the Purchase Order placed by Buyer based on Seller’s Lead Time for the Resonators. “Delivery Date” shall mean the date set forth by Seller in Seller’s acknowledgment of Purchase Order acceptance for delivery of Resonators to Buyer at Seller’s factory (or its contract manufacturer’s facility) as further specified in Section 11 below. If the Delivery Date in the Purchase Order acknowledgement to Buyer cannot be met, then Seller shall as soon as possible notify Buyer of the late delivery and will propose a revised Delivery Date, on the basis of discussions with Buyer.

11	SHIPPING, TITLE AND DELIVERY

Unless otherwise agreed to in writing by Seller, all sales are made EX Works Seller’s factory or its contract manufacturer’s facility in accordance with INCOTERMS 2010. Title to the Resonators passes to Buyer, and Seller’s liability to deliver ceases, when Seller places the goods at the disposal of Buyer at Seller’s or its contractor manufacturer’s factory in good condition. Claims against Seller for shortages must be made within thirty (30) days after the date of delivery. Seller assumes no responsibility for delay, breakage or damage after the delivery of the ordered Resonators to Buyer or its agent designated by Buyer at the premises of Seller or its contract manufacturer.

12	ACCEPTANCE

The Buyer shall accept or reject nonconforming Resonators within thirty (30) days after the date of delivery. Failure to notify Seller in writing of nonconforming products within such period shall be deemed an unqualified acceptance. To receive credit for the return of goods rightfully rejected by Buyer, Buyer must complete a Return Material Authorization (RMA) form which documents the cause of rejection or non-acceptance of the Resonators. Buyer may reject Resonators solely if such Resonator (i) fails to conform to Seller’s product warranty as set forth in Section 14 below, (ii) fails to comply with the Quality Standards set forth in Exhibit G) or General Purchase Specification, (iii) exceeds the quantities ordered by Buyer, (iv) is an incorrect product, or (v) has visible damage noticed by Buyer during incoming inspection.

13	CANCELATION AND CHANGES OF PURCHASE ORDERS

13.1

Rescheduled Purchase Orders. Except for Last Time Buy Orders, Buyer may reschedule any Purchase Order up to one hundred (100) days before the Delivery Date by providing Seller with written notice, which will take effect immediately upon receipt and acknowledgement by Seller. In the event the Delivery Date of any Purchase Order is rescheduled or delayed by Buyer more than one hundred (100) days, Seller may cancel the Purchase Order and the terms of Section 13.2 will apply.

13.2

Cancellation of Purchase Orders. Buyer may cancel any Purchase Order placed hereunder, in whole or in part, prior to shipment for its sole convenience, by giving written notice of cancellation to Seller. If the cancellation occurs after the Seller has begun to incur costs for the wafer lot related to the cancelled Purchase Order, Buyer shall be invoiced by Seller as per the calculation by the Cancellation Charge Rate set forth in the following table and the price described on the Purchase Order actually issued by Buyer, or per using the nominal die per wafer value in Exhibit A, if there is no Purchase Order placed by Buyer, to calculate the purchase price of each cancelled wafer:

[Cancellation Charge Rate]

Notice of Purchase Order Cancellation	Cancellation Charge
P/O Obtained ~ Before Wafer Start	0% of purchase price
Wafer Start ~ Zero Mark	30% of purchase price
RT Etch ~ HF Release	50% of purchase price
EpiSeal ~ PCM Test	80% of purchase price
Water Test Step ~ Pre-Shipment	100% of purchase price

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14	LIMITED WARRANTY AND DISCLAIMER

14.1

Limited Warranty. Seller warrants that the Resonators delivered to Buyer shall in normal use conform in all material respects to Seller’s final specifications agreed upon by the Parties for the Resonators and set forth in Exhibit F for a period of one (1) year plus thirty (30) days following the Delivery Date (the “Warranty Period”). Seller shall not make changes to any specifications for the Resonators, or any changes to the process characteristics, that affect form, fit or function without Buyer’s prior written consent, which shall not be unreasonably withheld. The foregoing warranty does not cover any nonconformity of, damage to, or defect in any Resonator that is caused in whole or in part by Buyer’s: (i) misuse or abuse including static discharge, neglect or accident, (ii) unauthorized modification or repairs, (iii) soldering or alteration during assembly such that the Resonators are not capable of being tested by Seller under its normal test conditions, (iv) improper installation, storage, handling, warehousing or transportation, or (v) being subjected to unusual physical, thermal, mechanical, vibrational, or electrical stress. Buyer shall cooperate in good faith, and provide all reasonable assistance necessary, to enable Seller to make a final determination as to the existence or cause of any alleged defect. Buyer acknowledges and agrees that this limited warranty shall not apply to Seller products or units identified as “Pre-production” units, which Buyer agrees are delivered “AS IS” and without any warranty, or right to recourse or credit of any kind whatsoever against Seller.

14.2

Disclaimer of Warranties. THE FOREGOING WARRANTY IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES. SELLER SPECIFICALLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW. STATUTORY OR OTHERWISE. INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR USE OR A PARTICULAR PURPOSE, NONINFRINGEMENT AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, AS WELL AS ANY COMMON-LAW DUTIES RELATING TO ACCURACY OR LACK OF NEGLIGENCE, WITH RESPECT TO THE RESONATORS, ANY OTHER SELLER PRODUCT OR SERVICE, AND ANY PRODUCT DOCUMENTATION.

14.3

EXCLUSIVE REMEDY. SELLER’S SOLE OBLIGATION TO BUYER HEREUNDER FOR RESONATORS FAILING TO MEET THE LIMITED WARRANTY STATED ABOVE AND BUYER’S EXCLUSIVE REMEDY SHALL BE, AT SELLER’S DISCRETION ON THE BASIS OF BUYER’S DEMAND, TO REPLACE THE NONCONFORMING RESONATOR OR ISSUE BUYER CREDIT FOR THE PURCHASE PRICE PAID TO SELLER FOR THE NONCONFORMING RESONATOR. This remedy is available only where within the Warranty Period: 1) Buyer provides Seller with written notice of the nonconformity, and 2) after Seller’s written authorization to do so, Buyer returns (in accordance with the schedule agreed to by the Parties) the nonconforming Resonator to Seller, freight prepaid, and 3) Seller has determined that the Resonator is nonconforming and that such nonconformity is not a result of any of the exclusions identified in Section 14.1 above. In no case are Resonators to be returned without first obtaining permission and a customer return order number from Seller, which Seller agrees to not unreasonably withhold. Notwithstanding the foregoing, in the case where the Resonator’s nonconformity causes Buyer’s cost, such cost will be compensated by Seller to Buyer; provided, however, that such Seller’s liability will be limited in accordance with Section 19. UNLESS OTHERWISE AGREED BETWEEN SELLER AND BUYER, SELLER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER

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PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION OR USE OF ITS RESONATORS OR OTHER PRODUCTS AND SERVICES AND SELLER MAKES NO WARRANTY WHATSOEVER FOR PRODUCTS NOT MANUFACTURED OR SERVICES NOT PROVIDED BY SELLER.

14.4

BUYER’S RESPONSIBILITY. The Parties acknowledge and agree that Buyer has the sole responsibility for final test and calibration of the Resonators, which includes proper design for testing of the ASICs and that the final test and calibration detect failures that are caused by, or attributable to, Buyer, its agents or contractors during further processing and handling of the Resonators after Sellers outgoing inspection. This includes (but is not limited to) storage, packaging, test and calibration at Buyer’s factories and/or foundries. Seller shall not be responsible for any failures that should have been detected by Buyer’s inline tests (SPC), at packaging, at final test and/or calibration. The Parties acknowledge and agree that the MEMS Resonators contain free standing, released mechanical structures with the purpose to oscillate in a controlled fashion during proper operation. Common process steps such as (but not limited to) backgrinding, dicing, wire bonding, molding, package singulation, megasonic cleaning can destroy or induce failures of the structures if improper process parameters are used.

15	INDEMNIFICATION; INTELLECTUAL PROPERTY

15.1

Seller’s Indemnification of Buyer: Subject to the limitations herein, Seller will defend any suit or proceeding brought against Buyer to the extent it is based on a claim brought by a third party that the Resonator or Circuit furnished hereunder constitutes an infringement of the third party’s U.S., Canada, Germany, France, Italy, Switzerland, United Kingdom, or Japan patent, copyright or trade secret (a “Claim”). Seller’s obligations are subject to Seller being notified promptly in writing and given full and complete control, authority, information and assistance (at Seller’s expense) for defense of the Claim. Seller will pay damages and costs awarded against Buyer in such Claim, but shall not be responsible for any compromise or settlement made without its consent. In providing such defense, or in the event that such Resonator or Circuit is held to constitute infringement and the use of the Resonator or Circuit is enjoined. Seller, in its discretion, shall procure the right for Buyer to continue using such Resonator or Circuit, or modify it so that it becomes non-infringing, or accept its return and grant Buyer a credit for the depreciated value thereof. Seller’s obligations under this Section 15.1 do not apply to the Seller Claim described in Section 15.2. The foregoing remedy is exclusive and constitutes Seller’s sole obligation for any claim of intellectual property infringement arising hereunder.

15.2

Buyer’s Indemnification of Seller: Subject to the limitations herein, Buyer will defend any suit or proceeding brought against Seller to the extent it is based on a claim brought by a third party that (1) Buyer’s Product design, specification and/or instruction, or (2) Buyer’s use of any Resonator or Circuit in combination with other products, or (3) a manufacturing process of Buyer’s Product, constitutes an infringement of any U.S., Canada, Germany, France, Italy, Switzerland, United Kingdom, or Japan patent, copyright or trade secret (a “Seller Claim”). Buyer’s obligations are subject to Buyer being notified promptly in writing and given full and complete control, authority, information and assistance (at Buyer’s expense) for defense of the Seller Claim. Buyer will pay damages and costs awarded against Seller in such Seller Claim, but shall not be responsible for any compromise or settlement made without its consent. The foregoing remedy is exclusive and constitutes Buyer’s sole obligation for any claim of intellectual property infringement arising hereunder.

15.3	Intellectual Property Rights.

(a)

Seller’s Intellectual Property Rights. Seller owns all right, title and interest in all Intellectual Property Rights in and relating to the Resonators described in Exhibit A, the Circuits described in Exhibit E, and any improvements or modifications

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made by Seller thereof. Except as otherwise expressly stated herein, the sale of such Resonators does not convey any license by implication, estoppel or otherwise covering such Intellectual Property Rights, the Resonator themselves, or any combinations of the Resonator with other equipment data or programs. Seller retains the copyright and trademark rights in all documents, catalogs and plans supplied to Buyer pursuant to or ancillary to the sale of Resonators or services by Seller. Seller hereby grants to Buyer a royalty-free, world-wide, non-transferable, non-exclusive, irrevocable (except as otherwise set forth in this Agreement) license (i) to use, have used, sell, lease or otherwise transfer the Resonators purchased and Circuit received by Buyer from Seller under this Agreement solely as part of Buyer’s Products specified in Exhibit B; and (ii) to use and incorporate the MEMS process details set forth in the Integration Documentation (as defined in Section 16) solely as part of Buyer’s Products as specified in Exhibit B and solely for use in conjunction with the Resonators purchased by Buyer from Seller.

(b)

Buyer’s Intellectual Property Rights. Buyer owns all right, title and interest in all Intellectual Property Rights in and relating to the Buyer’s Products as specified in Exhibit B being designed and developed by Buyer, and any improvements or modifications thereof, excluding the Resonators, the Circuits, and all Intellectual Property Rights therein which are owned by Seller as described in the provision above. To the extent Buyer creates or improves any technology of the Resonators or the Circuits or of any of Seller’s Intellectual Property Rights that has an impact on the performance or function of the Resonator (an “Improvement”), Buyer hereby grants to Seller a royalty-free, perpetual, world-wide, non-exclusive, irrevocable right and license to use, have used, sell, offer for sale, import, make, have made, reproduce, distribute, lease, or otherwise transfer, each directly and indirectly, the Improvement. Circuit layout implementation such as GDS will not be considered an Improvement under this agreement.

(c)

Jointly Owned Intellectual Property Rights. Buyer and Seller shall jointly own all patents, copyrights, trade secrets, know-how and other forms of intellectual property conceived or perfected jointly such that the Parties qualify as joint owners under the applicable intellectual property statutes (“Jointly Owned IP”) and each Party hereby assigns to the other Party a one-half, undivided interest in the Jointly Owned IP. Any Patents (as defined below) or other registered rights issuing thereon shall be owned jointly. Each Party has the right to independently exercise any and all rights of ownership without accounting to the other Party. Each party shall have the right to apply for registration of any Jointly Owned IP without the need for the consent of the other Party; provided that if the other Party does not consent, the non-consenting Party will not share in the costs of such prosecution. Each Party will have the right to enforce the Jointly Owned IP without the consent of the other party; provided that the non-consenting Party will not share in any damages, settlements, or awards resulting from such enforcement action. The foregoing rights relating to any Jointly Owned IP specifically excludes and is subject to a Party’s rights in and to any pre-existing Intellectual Property Rights.

(d)

Definition. “Intellectual Property Rights” shall mean any and all interest or right protectable under the law of any country (including all statutory and/or common law rights throughout the world) as to any form of the following: (i) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, trade secrets, proprietary information, know-how and technology; (iii) all works of authorship, “moral rights”, copyrights, and copyright registrations and applications; (v) all industrial designs and any registrations and applications therefore; (vi) any similar, corresponding or equivalent rights to any of the foregoing; and (vii) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications.

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16	CONFIDENTIALITY

Each party (the “discloser”) may from time to time during the term of this Agreement disclose to the other party (the “recipient”) certain information regarding the discloser’s business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information (“Confidential Information”). The discloser will mark all Confidential Information in tangible form as “confidential” or “proprietary” or with a similar legend. The discloser will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the recipient within thirty (30) days after such oral disclosure. Regardless of whether so marked or identified, the following shall be deemed the Confidential Information of Seller: All MEMS process details including but not limited to process flow, process specification, and process tools used, resonator or circuit design, design features and resonator or circuit specifications, design for test IP and know how (circuit and MEMS related) and specifications thereof (collectively, the “Integration Documentation”). At a minimum, the recipient (i) agrees to maintain such Confidential Information in strict confidence and to limit disclosure of such Confidential Information on a ‘need to know basis’ (as further described in this Section 16), (ii) shall take all reasonable precautions to prevent unauthorized disclosure of such Confidential Information, and (iii) shall treat such Confidential Information as it treats its own information of a similar nature, but with no less than reasonable care. The foregoing obligations shall continue to apply until such Confidential Information becomes rightfully available to the public through no fault of the recipient. The recipient will have no obligation to maintain the confidentiality of any Confidential Information that is independently developed by recipient without access to, or use of, the discloser’s Confidential Information. In addition, the recipient will be allowed to disclose Confidential Information of the discloser solely to the extent that such disclosure is (A) approved in writing by the discloser; (B) necessary for the recipient to enforce its rights under this Agreement in connection with a legal proceeding; or (C) required by law or by the order or a court of similar judicial or administrative body, provided that the recipient notifies the discloser of such required disclosure promptly and in writing and cooperates with the discloser, at the discloser’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. Neither Party shall disclose to any third party (except the other Party’s employees and contractors, on a need to know basis) the other Party’s Confidential Information without such other Party’s prior written consent. Each Party shall ensure that all of its contractors who may have access to the other Party’s Confidential Information are bound by written agreements containing restrictions on use and disclosure substantially similar to the confidentiality restrictions contained in this Agreement before being provided access to such Confidential Information. The Parties shall not use any of the other Party’s Confidential Information for purposes other than those purposes that are necessary to directly further the purposes of this Agreement and, more specifically, Buyer shall not use any of SiTime’s Integration Documentation for any purpose other than for the integration of the Resonators purchased and Circuit received by Buyer from Seller into Buyer’s Products as defined in Exhibit B. Employees and contractors of each of the Parties who access the other Party’s facilities may be required to sign a separate access agreement consisting of reasonable terms and conditions to protect the accessed Confidential Information prior to admittance to such facilities. Upon the earlier of (a) termination of this Agreement; and (b) request by the disclosing Party, each Party will return to the other Party all Confidential Information (including copies thereof) of the other Party, or, pursuant to the other Party’s written instructions, destroy all materials in its possession containing Confidential Information of the other Party, and provide a certificate of destruction. Returned Confidential Information shall be shipped freight collect.

17	TERMINATION

17.1

Termination for Convenience. Subject to the terms herein, either Party may terminate this Agreement, in whole or in part, upon providing at least ninety (90) days advance written notice with reason to the other Party. Seller’s right to exercise its termination rights under this Section 17.1 shall not be available until the end of the Initial Term or the conditions of Section 6.1.

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17.2	Termination for Cause. Either Party may suspend its performance and/or terminate this Agreement or any Purchase Order immediately upon written notice to the other Party at any time if:

(i)

The other Party is in material breach of any warranty, term, condition or covenant of this Agreement, other than those contained in the confidentiality terms in Section 16 of this Agreement, and fails to cure that breach within thirty (30) days after written notice of that breach;

(ii)	The other Party breaches the confidentiality terms in Section 16 of this Agreement; or

(iii)

The other Party: (a) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (b) admits in writing its inability to pay its debts or perform its obligations as they mature; (c) dissolves, liquidates, or ceases to conduct business; or (d) makes an assignment for the benefit of creditors.

17.3	Effect of Termination

(i)

Upon expiration or termination of this Agreement for any reason on Buyer’s circumstance. Buyer shall pay for all services performed through the effective date of expiration or termination, including any service completed by Seller thereafter at Buyer’s request. Provided that this Agreement is not terminated pursuant to Section 17.2, Seller shall deliver Resonators for which Purchase Orders were received prior to the date of expiration or termination. Buyer shall pay Seller, as described in this Agreement, for all Resonators delivered prior to or after the effective date of expiration or termination of this Agreement.

(ii)

Promptly upon the termination of this Agreement for any reason, the Parties shall return to the other Party or destroy any and all Confidential Information in accordance with Section 16, provided, however, that Buyer may retain a copy of all specifications, models, as-built drawings or information, and other technical data provided by Seller to Buyer for the sole purpose of enabling Buyer to support the Resonators incorporated into Buyer’s Products as defined in Exhibit A. All such information shall remain subject to the terms and conditions of this Agreement including, without limitation. Section 16.

(iii)

The following Sections shall survive any termination or expiration of this Agreement: 6 (“Pricing and Payment”), 14 (“Limited Warranty and Disclaimer”), 15 (“Indemnification; Intellectual Property”), 16 (“Confidentiality”), 17.3 (“Effect of Termination”), 18 (“Contingencies”). 19 (“Limitation of Liability”), 20 (“Controlling Law”), 22 (“Dispute Resolution”), 23 (“General Legal”), 24 (“Import/Export”), and 25 (“Critical Use Exclusion Policy”).

18	CONTINGENCIES

Neither Party shall be responsible for any delays or failure to perform due to unforeseen circumstances or due to any cause beyond such Party’s reasonable control. Examples of such causes are acts of war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, shortages of transportation facilities, fuel, labor or materials or any other causes beyond Seller’s reasonable control. In the event of any delay caused by such contingency, the Delivery Date will be deferred for a period equal to the time of loss by reason of the delay and any necessary minimum recovery time acceptable to Buyer.

19	LIMITATION OF LIABILITY

EXCEPT FOR A PARTY’S BREACH OF SECTIONS 15.3 (“INTELLECTUAL PROPERTY RIGHTS”) OR 16 (“CONFIDENTIALITY”), AND FOR SELLER’S OBLIGATIONS UNDER SECTION 15.1 (“SELLER’S INDEMNIFICATION OBLIGATIONS”) AND BUYER’S OBLIGATIONS UNDER SECTION 15.2 (“BUYER’S

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INDEMNIFICATION OBLIGATIONS), (A) EACH PARTY’S TOTAL CUMULATIVE LIABILITY UNDER, OR FOR ANY BREACH OF, THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID OR OWED BY BUYER FOR ALL OF ITS PURCHASES OF THE RESONATORS HEREUNDER UP TO A MAXIMUM OF THREE MILLION DOLLARS ($3,000,000); AND (B) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OR PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF BUSINESS OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, STRICT LIABILITY, BREACH OF CONTRACT, REPUDIATION OF CONTRACTS, NEGLIGENCE, PRODUCTS LIABILITY, OR OTHERWISE. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR DAMAGES DUE TO DELAYS IN DELIVERABLES OR PERFORMANCE. THIS SECTION LIMITS EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON OR DEATH TO FIFTEEN MILLION DOLLARS ($15,000,000). THIS SECTION 19 DOES NOT LIMIT BUYER’S OBLIGATION TO PAY FOR ALL SERVICES AND RESONATORS PROVIDED BY SELLER TO BUYER UNDER THIS AGREEMENT.

20	CONTROLLING LAW

The terms and conditions contained herein shall be governed by and construed under the laws of the State of California without giving effect to any conflicts of laws principles that require the application of the laws of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

21	SECURITY

Reserved.

22	DISPUTE RESOLUTION

The Parties shall use their best efforts to amicably resolve any dispute or claim arising out of or in connection with any terms and conditions contained herein. If the Parties are unable to resolve such dispute or claim, such disputes or claim will be finally and exclusively resolved by arbitration in Santa Clara, California, USA through the service of the International Chamber of Commerce (ICC) in accordance with the applicable international arbitration rules of ICC. The Parties hereby agree to expressly exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

23	GENERAL LEGAL

23.1

The prevailing Party in any legal action brought by one Party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees.

23.2

Each shipment made hereunder shall be considered a separate transaction. In the event of any default by Buyer. Seller may decline to make further shipments. If Seller elects to continue to make shipments, such action shall not constitute a waiver of any default by Buyer or in any way affect Seller’s legal remedies for such default.

23.3

This Agreement constitutes the entire agreement between the Parties with respect to the matters covered herein and supersedes all previous communications, whether oral or written. Any changes to this Agreement must be made only upon mutual agreement of the Parties in writing. The terms and conditions of this Agreement exclusively govern all quotations, Purchase Orders and sales hereunder.

23.4	In the event that any section of this Agreement is deemed unenforceable, the remaining sections shall remain in force.

CONFIDENTIAL

23.5

The parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, reseller, distributor, employment, franchise, master/servant or principal/agent is intended by this Agreement. Neither party shall have the right to bind or obligate the other party

24	IMPORT/EXPORT

24.1

Buyer agrees to comply with all applicable laws and regulations of the United States and of the destination country. Buyer shall not sell, transfer, export or re-export Seller products or technical information without the applicable U.S. Government authorization, and Buyer will immediately notify Seller if Buyer is listed on the Denied Persons List or its export privileges are otherwise denied, suspended or revoked in whole of in part by any U.S. Government entity or agency. Buyer warrants that it will not, in any form, export, re-export, resell, ship or divert or cause to be exported, re-exported, re-sold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder, or the direct product of such technical data, to any country or to any foreign national or any country for which the United States Government requires an export license, or other approval, without first obtaining such license or approval. Buyer assumes any risk or delay associated with compliance with the export controls or regulations and data transfers to and from the United States and any foreign destination. Buyer shall hold harmless and Indemnify Seller for any damages resulting to such other Party from a breach of this paragraph by Buyer.

24.2

Seller declares that it complies and will comply with any requirements of applicable export laws and regulations of the United States and/or any other countries applicable to Resonators and Circuit; and warrants that it did not, does not, and will not, in any form, export, re-export, resell, ship or divert or cause to be exported, re-exported, re-sold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder, or the direct product of such technical data, to any country or areas for which the United States Government requires an export license, or other approval, without first obtaining such license or approval. Seller assumes any risk or delay associated with compliance with the export controls or regulations and data transfers to and from the United States and any foreign destination. Seller shall hold harmless and indemnify Buyer for any damages resulting to such other Party from a breach of this paragraph by Seller.

25	CRITICAL USE EXCLUSION POLICY

BUYER UNDERSTANDS AND ACKNOWLEDGES THAT RESONATORS SOLD BY SELLER ARE NOT SUITABLE OR INTENDED TO BE USED IN A LIFE SUPPORT APPLICATION OR COMPONENT, TO OPERATE NUCLEAR FACILITIES, OR IN OTHER MISSION CRITICAL APPLICATIONS WHERE HUMAN LIFE MAY BE INVOLVED OR AT STAKE. BUYER AGREES NOT TO USE SELLER’S PRODUCTS FOR ANY APPLICATION OR AS OR IN ANY COMPONENTS USED IN LIFE SUPPORT DEVICES OR TO OPERATE NUCLEAR FACILITIES OR FOR USE IN OTHER MISSION-CRITICAL APPLICATIONS OR COMPONENTS WHERE HUMAN LIFE OR PROPERTY MAY BE AT STAKE. ALL SALES ARE MADE CONDITIONED UPON BUYER’S COMPLIANCE WITH FOREGOING.

26	QUALITY CONTROL AND AUDIT

26.1

Seller will use commercially reasonable efforts to manufacture and deliver the Resonator per the specification as set forth in Exhibit F and the General Purchase Specification (GPS) mutually agreed in writing between Seller and Buyer.

26.2

If Seller discovers that Seller’s Products do not meet the General Purchase Specification, Seller shall immediately take reasonable measures to ensure Seller’s Products meet the General Purchase Specification.

CONFIDENTIAL

26.3

If Seller finds a process abnormality in its manufacturing process, which will adversely affect (i) Buyer’s testing and packaging process or (ii) the quality of Buyer’s Products incorporating Seller’s Products, Seller shall immediately report to Buyer with the cause of such process abnormality and the appropriate and effective measures to correct and prevent such process abnormality. The details of the measures to be taken against the process abnormality shall be determined upon between Seller and Buyer through the discussion in good faith.

26.4

If any abnormal or defective product included in Seller’s Products is found in Buyer’s or its customer’s process, Buyer may request Seller to investigate the cause of such abnormality or defect; provided, that Buyer shall send to Seller the Seller’s Product in question together with the investigation result performed by Buyer. In this case, no later than two (2) weeks from Seller’s receipt of the Seller’s Product in question, Seller shall perform its investigation and submit to Buyer the failure analysis report of the cause(s) of the abnormality or defect and the appropriate measures to correct and prevent the abnormality or defect.

26.5

Seller shall keep any record relevant to Seller’s products which reasonably allows Buyer to trace the process and test/inspection of Seller’s Products at least for five (5) years after the shipment to Buyer of such Seller’s Products.

26.6

Buyer shall have the right to audit Seller for the purpose of assessing the process quality control and quality assurance system in relation to Seller’s Products. Such right does not extend to Buyer’s customers unless agreed to in advance by Seller. Details, including, but not limited to, the schedule, of the audit shall be determined upon between Seller and Buyer through discussion in good faith. A minimum of two months’ notice must be given to schedule an audit. Any audit will be performed during the standard business time of the audited facility for minimizing the disruption to the facility’s business. Any audit will be conducted at Buyer’s expense by Buyer and/or its auditors who will execute Seller’s standard confidentiality agreement to maintain any information learned as a result of or during the audit in strict confidence and to treat such information solely for the purpose of such audit. While staying in Seller’s facility, Buyer and/or its auditors shall at anytime fully comply with the facility’s rules. Buyer shall, at its own expenses, indemnify and hold Seller harmless from and against any and all losses or damages, including, without limitation, loss of or damages to any of Seller’s properties or loss of personal health or life, caused by the Buyer and/or its auditors during such visit.

26.7	In the case where there is any conflict among the terms and conditions of the Exhibits, and the General Purchase Specification, those of the General Purchase Specification will prevail.

27	MUTUAL CONSULTATION

In the case where there happens the change to the business circumstance or market condition, etc., around both Seller and Buyer, and, due to such change, the terms and conditions hereof becomes unreasonable to be applied for the transactions between Seller and Buyer, Seller and Buyer shall hold both parties’ mutual consultation and determine the solution to such change.

[This Space Intentionally Blank]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the final date set forth below.

SITIME CORPORATION		MEGACHIPS CORPORATION

Signed:	/s/ Lionel Bonnot	Signed:	/s/ Masashi Kuramoto
By:	Lionel Bonnot	By:	Masashi Kuramoto
Title:	EVP Business Development	Title:	GM, Development Dept., Asia Bis. Div. No. 1

Date:	March 26, 2019	Date:	March 26, 2019

Exhibits:

A: Resonator Description and Pricing

B: Buyer’s Product and Forecast

C: Project Schedule

D: Scope of Work for Test Chip

E: The Circuits as Provided to Support Resonator Integration

F: MEMS RESONATOR Specification/Datasheet

G: Quality Standards